Exhibit 10.59

CONSULTING AGREEMENT

THIS AGREEMENT dated as of September 12, 2012 is by and between TRANSAX INTERNATIONAL LIMITED (the “Company”), and PEARL GROUP ADVISORS, INC. (the “Consultant”).

WITNESSETH:

WHEREAS, the Company previously engaged the Consultant in January 2012 to provide the Company with sales consulting and managerial services related to the Company’s operations in North and South America (the “Services”).

WHEREAS, the Consultant has provided such services since that date to the satisfaction of the Company upon the terms and for the cash consideration previously agreed upon.

WHEREAS, the Company and the Consultant now desire to expand the compensation arrangements to provide for additional consideration to be paid to the Consultant.

WHEREAS, this Agreement replaces in its entirety the engagement terms with the Consultant, and neither party retains an obligation or any responsibly to the other party based upon such engagement.

NOW THEREFORE, in consideration of the mutual promises and benefits to be derived from this Agreement, the Company and the Consultant hereby agree as follows:

1.           Recitals.  The foregoing preambles are true and correct and are incorporated herein.

2.           Acknowledgement of Appointment, Services, Term.

The parties hereto acknowledge that following terms and conditions related to the Services remain in full force and effect:

(a)           The Company has retained the Consultant to render Services to the Company for a period terminating on January 31, 2013 (the “Term”).  The Consultant shall be required to be based in the office of the Company located in 431 Fairway Drive Suite 200, Deerfield Beach, FL, 33441 to perform the Services and shall devote a minimum of three business days weekly to the performance of the Services.

(b)           Consultant understands and acknowledges that the Term may be terminated at any time after 30 days prior written notice, with or without cause at either Consultant’s option or Company’s option.  In the event of the termination or expiration of this Agreement, Consultant shall deliver to Company all Confidential Information (as hereinafter defined) and other materials, together with all copies thereof, in Consultant’s possession or under Consultant’s control and to certify in writing to Company that all of such materials have so been returned.

3.           Compensation.

(a) During the Term, the Consultant shall receive a monthly Service fee of Three Thousand and 00/100 dollars ($3000.00) per month.

(b) Immediately following the effectiveness of the pending 1:700 reverse stock split of the Company’s common stock, the Company shall issue the Consultant 200,000 shares of the Company’s post-split common stock (the “Compensation Shares”).The Consultant acknowledges it has been afforded the opportunity to ask questions of, and receive answers from the officers and/or directors of the Company acting on its behalf concerning the Company and to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished and has availed itself of such opportunity to the extent it considers appropriate in order to permit it to evaluate the merits and risks of an investment in the Company.  The Compensation Shares will be acquired solely for the account of the Consultant for personal investment and not with a view to, or for resale in connection with, any distribution. The Consultant does not intend to dispose of all or any part of the Compensation Shares except in compliance with the provisions of the Securities Act of 1933 and applicable state securities laws.

(c) In the event the Consultant should first introduce a party to the Company during the Term which makes an equity or debt investment in the Company, the Consultant shall be entitled to receive a finder’s fee in an amount to be determined at the time of such transaction.

(d) The Consultant shall be entitled to receive additional compensation as may be determined by the Company from time to time during the Term.

(e) Consultant understands and agrees that (i) Consultant will not be treated as an employee of the Company for federal tax purposes; (ii) Company will not withhold on behalf of Consultant, pursuant to this Agreement, any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to Consultant, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of Consultant; and (iv) Consultant will indemnify and hold Company harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.  In the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant the parties agree that Consultant and Company shall have the right to participate in any discussion or negotiation occurring with such agency or agencies, irrespective of who initiates the discussion or negotiations.

4.           Confidential Information.

The parties hereto recognize the need for the Company to preserve its specialized knowledge, trade secrets, and confidential information.  The strength and goodwill of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries.  The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries.  By reason of being a Consultant to the Company, Consultant has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations extend through the United States.  Therefore, Consultant hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(a)           During and after the Term, Consultant will not use or disclose to others any confidential business information about the affairs of the Company, including but not limited to information concerning the Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other non-public information acquired by him in the course of his past or future services for the Company (collectively, the “Confidential Information”).

(b)           Consultant agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his consulting arrangement or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand.

5.           Indemnification.

The Company shall defend, indemnify and hold harmless Consultant, its affiliates, and each of their officers, directors, shareholders, employees and agents against any and all expenses, liabilities, costs, risks, and threats (including, but not limited to, all expenses of defense and investigation relating thereto), arising out of or related to this Agreement.  The Company shall have no obligation to indemnify and hold Consultant harmless for any such legal or other expense, loss, claim, damage, liability, alleged damage or alleged liability resulting from the recklessness or bad faith of the Consultant in performing the Services which are the subject of this Agreement. The Company shall be responsible for and shall reimburse Consultant for all attorney’s fees or costs incurred in enforcing the indemnity obligations set forth in this paragraph. The obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have.  The provisions set forth in this paragraph shall survive any termination of this agreement.

If for any reason the foregoing indemnification is unavailable to the Consultant or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Consultant as a result of such loss, claim, damage, liability, alleged damage or alleged liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and the Consultant on the other hand but also the relative fault of the Company and the Consultant, as well as any relevant equitable considerations. In any instance in which the Company has indemnified the Consultant pursuant hereto and the Consultant recovers from third parties all or any part of the amount so indemnified by the Company, the Consultant shall promptly pay over to the Company the amount so recovered.  The provisions set forth in this section shall survive any termination of the authorization provided by this letter agreement.

6.           Severability.

The provisions hereof shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable and the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

7.           Entire Agreement; Amendment.

This Agreement contains the entire agreement between the Company and the Consultant with respect to the subject matter thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing.

8.           Notices.

All notices, request demands and other communications hereunder shall be in writing and shall be deemed to have duly given if delivered or mailed, postage prepaid, first class as follows:

To the Company: TRANSAX INTERNATIONAL SOUTH PART NO 1 FLOOR PENGNAN INDUSTRIAL PARK NORTH YINGBIN ROAD WASHA TOWN, LONGHU DISTRICT SHANTOU CITY, CHINA ATTN: WEI LIN	To the Consultant: PEARL GROUP ADVISORS, NC 9400 S.W. 49TH PLACE COOPER CITY, FL 33328 ATTN: DORE PERLER

and/or to such other persons and addresses as any party shall have specified in writing to the other.

9.           Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Florida.

10.           Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

11.           Heading of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRANSAX INTERNATIONAL

By:           /s/ Wei Lin________________________________
WEI LIN, CHIEF EXECUTIVE OFFICER

PEARL GROUP ADVISORS, INC.

By:    /s/ Dore Perler______________________
DORE PERLER, PRESIDENT